UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
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SYNAPTICS INCORPORATED
(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2026 (the “Definitive Proxy Statement”), by Synaptics Incorporated, a Delaware corporation (the “Company” or “Synaptics”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below. Unless otherwise defined in this Supplement, capitalized terms have the meaning as defined in the Definitive Proxy Statement.

EXPLANATORY NOTE

As previously disclosed, on October 1, 2026, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, ON Semiconductor Corporation, a Delaware corporation (“onsemi”), and Sonic Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of onsemi (“Merger Sub”), pursuant to which and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of onsemi. The Merger Agreement amended and restated in its entirety the previously announced Agreement and Plan of Reorganization, dated as of June 25, 2026, by and among the Company, Merger Sub and onsemi.

On October 19, 2026, the Company filed the Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on November 17, 2026 (the “Special Meeting”). The Company commenced mailing of the Definitive Proxy Statement to its stockholders on or about October 19, 2026.

As of the date of this Supplement, the Company has received demand letters from purported Synaptics stockholders alleging, among other things, that the Definitive Proxy Statement omits material information with respect to the Merger, rendering the disclosures set forth therein false and misleading in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (collectively, the “Demand Letters”). In addition, two purported stockholders of Synaptics have filed the following lawsuits against the Company and the members of the Company’s Board of Directors in the Supreme Court of New York, New York County: (i) Thomas v. Synaptics Incorporated, et al., Index No. 656132/2026, filed on October 28, 2026 (the “Thomas Complaint”), and (ii) Turner v. Synaptics Incorporated, et al., Index No. 656143/2026, filed on October 28, 2026 (the “Turner Complaint” and together with the Thomas Complaint, the “Complaints”), alleging negligent misrepresentation and concealment claims based on purported disclosure deficiencies in the Definitive Proxy Statement. Additional demand letters or litigation relating to the Merger may be received or commenced in the future subsequent to the filing of this Supplement. The Company does not undertake any obligation to update this Supplement to reflect the receipt of additional demand letters or the commencement of additional litigation relating to the Merger, except as required by applicable law.

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws. However, solely to moot the claims in the Demand Letters and Complaints without admitting any liability or wrongdoing, the Company hereby supplements the disclosures contained in the Definitive Proxy Statement (the “Supplemental Disclosures”). Nothing in this Supplement will be deemed an admission of the legal necessity or materiality under any applicable laws for any of the Supplemental Disclosures set forth herein. The Supplemental Disclosures are set forth below and should be read in conjunction with the Definitive Proxy Statement. The Company vigorously denies all allegations in the Demand Letters and Complaints, including that any additional disclosure was or is required, and believes that the Supplemental Disclosures contained herein are immaterial.

Supplemental Disclosures to the Definitive Proxy Statement

The information in this Supplement supplements the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Except as described in this Supplement, the information provided in the Definitive Proxy Statement continues to apply. All section headings, paragraph references and page references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. The Supplemental Disclosures are identified below by bold, underlined text. Stricken-through text shows text being deleted from the referenced disclosure in the Definitive Proxy Statement. If information in the Supplemental Disclosures differs from or updates information contained in the Definitive Proxy Statement, then the information in the Supplemental Disclosures is more current and supersedes the information contained in the Definitive Proxy Statement.

* * *

THE MERGER – Background of the Merger

1.	The twenty-first paragraph in the section entitled “THE MERGER – Background of the Merger” on page 35 of the Definitive Proxy Statement is amended as follows:

Following discussion, the Synaptics board determined to proceed with further discussions and negotiations with Party A and to authorize senior management and its representatives to contact the additional strategic counterparties for outreach as discussed with Qatalyst Partners and Synaptics’ senior management regarding potential alternative proposals. Further, the Synaptics board approved the formation of a special committee of the Synaptics board (the “special committee”), consisting of Nelson Chan (as chair), Keith Geeslin, and Venkatesh Nathamuni, to oversee and direct Synaptics’ review, negotiation and evaluation of potential strategic transactions, delegating broad authority to, among other things, review and evaluate proposals received, propose and pursue potential strategic alternatives, pursue and negotiate transaction terms, determine not to pursue or proceed with any potential transaction, supervise process communications, review and approve financial projections for sharing with advisors and potential counterparties, and make recommendations to the full Synaptics board, while expressly reserving to the full Synaptics board the exclusive authority to approve or reject any potential transaction. The decision to form the special committee was for convenience and efficiency and not the result of any actual or perceived conflict of interest of any member of the Synaptics board. The special committee remains in existence as of November 6, 2026, and its members did not receive any additional compensation for their service on the special committee. The Synaptics board also formally approved the engagement of Qatalyst Partners as financial advisor to Synaptics. Synaptics selected Qatalyst Partners to act as financial advisor to Synaptics based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Synaptics and the industry in which it operates. Synaptics and Qatalyst Partners subsequently entered into a formal engagement letter on April 7, 2026, pursuant to which Qatalyst Partners was retained as Synaptics’ financial advisor in connection with the Synaptics board’s evaluation of potential strategic transactions.

THE MERGER – Certain Unaudited Prospective Financial Information

2.
The table under the heading “Summary of Synaptics Management Projections” in the section entitled “THE MERGER – Certain Unaudited Prospective Financial Information” on page 64 of the Definitive Proxy Statement, together with its footnotes, is amended and restated as follows:

A summary of the Synaptics Management Projections is presented in the following table, with all figures rounded to the nearest million.

	Fiscal Year (Ending Last Saturday of June)
	4Q 2026E(1)	2027E	2028E	2029E	2030E	2031E	2032E
	(in millions)
Revenue	$313	$1,340	$1,510	$1,839	$2,219	$2,441	$2,563
Non-GAAP Operating Income(2)	$59	$266	$329	$461	$582	$641	$673
Less: Estimated Cash Taxes(5)	$(8)	$(40)	$(49)	$(69)	$(87)	$(115)	$(135)
Net Operating Profit After Taxes(3)	$51	$226	$280	$392	$495	$525	$538
Less: Capital Expenditures(5)	$(8)	$(35)	$(39)	$(43)	$(47)	$(49)	$(51)
Plus: Depreciation(5)	$7	$30	$33	$37	$40	$54	$56
Less: Investment in Working Capital and Other(5)	$(14)	$27	$16	$(44)	$(34)	$(38)	$(39)
Unlevered Free Cash Flow(4)	$36	$247	$289	$342	$454	$493	$504

(1)
The 4Q FY2026E amounts reflect estimates as of April 14, 2026, and have not been updated to reflect subsequent actual results. In addition, with respect to FY2026E, certain projections were prepared for the entire fiscal year based on information available as of April 14, 2026, including Revenue of $1,199 million and non-GAAP Operating Income of $214 million, which amounts reflected (i) actual results for the first two quarters of FY2026, (ii) preliminary results for the third quarter of FY2026 and (iii) projected results for the fourth quarter of FY2026, and which amounts have not been updated to reflect subsequent actual results.

(2)
Non-GAAP Operating Income, a non-GAAP financial measure, refers to operating income adjusted to exclude stock-based compensation, amortization of intangibles, and certain other non-cash or non-recurring items.

(3)	Net Operating Profit After Taxes, a non-GAAP financial measure, refers to non-GAAP Operating Income less estimated cash taxes.

(4)	Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Net Operating Profit After Taxes, adjusted for capital expenditures, depreciation, and changes in working capital and other items.

(5)
Estimated Cash Taxes represent projected cash taxes on non-GAAP Operating Income. Capital Expenditures represent projected capital investment deducted in calculating Unlevered Free Cash Flow. Depreciation represents the non-cash depreciation expense added back in that calculation. Investment in Working Capital and Other reflects the combined cash flow adjustment for changes in working capital and other items. Amounts may not sum to the reported aggregate figures due to rounding.

THE MERGER – Opinion of Qatalyst Partners LP, Synaptics’ Financial Advisor

3.
The first paragraph under the heading “Discounted Cash Flow Analysis” in the section entitled “THE MERGER – Opinion of Qatalyst Partners LP, Synaptics’ Financial Advisor” on page 66 of the Definitive Proxy Statement is amended as follows:

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Synaptics common stock as of June 30, 2026, using mid-period convention, by:

•	adding:

(a)
the implied net present value of the estimated future unlevered free cash flows (“UFCFs”) of Synaptics based on the Synaptics Management Projections for fiscal year 2027 through fiscal year 2031 (which implied present value was calculated using a range of discount rates of 15.5% to 19.0%, based on an estimated weighted average cost of capital for Synaptics, as calculated by Qatalyst Partners utilizing the capital asset pricing model and inputs based on Qatalyst Partners’ professional judgment);

(b)
the implied net present value of a terminal value of Synaptics, calculated by multiplying Synaptics’ estimated net operating profit after taxes (“NOPAT”) in fiscal year 2032, based on the Synaptics Management Projections, by a range of next-twelve-months’ estimated NOPAT multiples of 14.0x to 24.0x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in clause (a) above; and

(c)	the cash of Synaptics as of June 27, 2026, of approximately $443 million, as disclosed in Synaptics’ Annual Report on Form 10-K for the fiscal year ended June 27, 2026; and

•
subtracting from the resulting amount the face value of Synaptics’ outstanding debt as of June 27, 2026, of approximately $850 million, as disclosed in Synaptics’ Annual Report on Form 10-K for the fiscal year ended June 27, 2026; and

•
dividing the resulting amount by the number of fully diluted shares of Synaptics common stock outstanding, including Synaptics’ RSUs, PSUs, MSUs (assuming target level attainment), and shares underlying in-the-money convertible debt calculated using the net share settlement method and excluding any make-whole shares, settlement of capped call options or other change of control adjustments, as of September 25, 2026, all as provided by Synaptics’ management.

4.
The table under the heading “Selected Companies Analysis” in the section entitled “THE MERGER – Opinion of Qatalyst Partners LP, Synaptics’ Financial Advisor” on page 67 of the Definitive Proxy Statement is amended as follows:

Based upon third-party research analyst consensus estimates as of September 29, 2026, and using the closing prices as of September 29, 2026, for shares of the selected companies, Qatalyst Partners calculated, among other things, (a) the ratio of fully diluted enterprise value to estimated revenue for calendar year 2027 (which are referred to as the “CY2027E Revenue Multiples”) and (b) the ratio of price to estimated non-GAAP earnings per share (excluding stock-based compensation expense, amortization of intangibles and other non-cash items) for calendar year 2027 (which are referred to as the “CY2027E P/E Multiples”), for each of the selected companies, as shown below:

Selected Consumer Concentrated Companies	Fully Diluted Enterprise Value ($B)	CY2027E Revenue Multiple	CY2027E P/E Multiple
QUALCOMM Incorporated	$208.9	4.5x	17.1x
Skyworks Solutions, Inc.	$13.4	3.3x	17.1x
Cirrus Logic, Inc.	$5.1	2.4x	13.9x

Selected Broad-Market and Edge Companies	Fully Diluted Enterprise Value ($B)	CY2027E Revenue Multiple	CY2027E P/E Multiple
Microchip Technology Incorporated	$50.9	7.1x	18.0x
NXP Semiconductors NV	$68.5	4.3x	13.1x
ON Semiconductor Corporation	$30.7	4.1x	15.7x
Infineon Technologies AG	$93.1	4.0x	20.0x
Renesas Electronics Corporation	$42.3	3.6x	12.1x
Melexis NV	$3.4	3.0x	16.3x
STMicroelectronics N.V.	$48.2	2.8x	17.6x

Selected Mid-Cap High-Growth Edge Companies	Fully Diluted Enterprise Value ($B)	CY2027E Revenue Multiple	CY2027E P/E Multiple
Lattice Semiconductor Corporation	$19.9	14.9x	39.1x
Monolithic Power Systems, Inc.	$67.5	12.9x	38.8x
Impinj, Inc.	$5.7	12.1x	62.9x
Semtech Corporation	$19.3	10.1x	30.9x
MaxLinear, Inc.	$9.6	9.7x	33.9x
Ambiq Micro, Inc.	$1.5	8.2x	-
Ambarella, Inc.	$3.0	6.0x	-
Allegro MicroSystems, Inc.	$7.1	5.7x	26.5x
Power Integrations, Inc.	$2.7	5.0x	27.4x
Nordic Semiconductor ASA	$3.7	3.5x	27.1x

5.
The table under the heading “Selected Transactions Analysis” in the section entitled “THE MERGER – Opinion of Qatalyst Partners LP, Synaptics’ Financial Advisor” on page 68 of the Definitive Proxy Statement is amended as follows:

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ revenue of the target company (which are referred to as the “NTM Revenue Multiples”) and (b) the price per share paid for the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ non-GAAP earnings per share (excluding stock-based compensation expense, amortization of intangibles and other non-cash items) of the target company (which are referred to as the “NTM P/E Multiples”).

Announcement Date	Target	Acquiror	Fully Diluted Enterprise Value ($B)	NTM Revenue Multiple	NTM P/E Multiple
02/04/26	Silicon Laboratories Inc.	Texas Instruments Incorporated	$7.5	8.4x	-
10/28/25	Qorvo, Inc.	Skyworks Solutions, Inc.	$10.5	2.8x	16.6x
08/02/22	Sierra Wireless, Inc.	Semtech Corporation	$1.2	1.7x	29.2x
05/05/22	Silicon Motion Technology Corporation	MaxLinear, Inc.	$3.6	3.0x	13.3x
02/08/21	Dialog Semiconductor Plc	Renesas Electronics Corporation	$5.3	3.8x	22.9x
10/29/20	Inphi Corporation	Marvell Technology Group Ltd.	$10.0	13.3x	47.0x
10/27/20	Xilinx, Inc.	Advanced Micro Devices, Inc.	$35.0	10.8x	36.4x
07/13/20	Maxim Integrated Products, Inc.	Analog Devices, Inc.	$20.7	9.7x	31.9x
06/03/19	Cypress Semiconductor Corporation	Infineon Technologies AG	$9.9	4.5x	22.1x
03/27/19	Quantenna Communications, Inc.	ON Semiconductor Corporation	$0.9	3.7x	30.6x
03/11/19	Mellanox Technologies, Ltd.	NVIDIA Corporation	$6.9	5.5x	20.2x
09/10/18	Integrated Device Technology, Inc.	Renesas Electronics Corporation	$7.0	7.4x	25.9x
03/01/18	Microsemi Corporation	Microchip Technology Incorporated	$10.2	5.0x	15.5x
02/20/18	NXP Semiconductors N.V.	QUALCOMM Incorporated	$48.4	4.9x	17.5x
11/20/17	Cavium, Inc.	Marvell Technology Group Ltd.	$6.7	6.2x	25.0x
12/21/16	InvenSense, Inc.	TDK Corporation	$1.2	4.0x	-
11/02/16	Brocade Communications Systems, Inc.	Broadcom Limited	$6.1	2.4x	12.8x
09/12/16	Intersil Corporation	Renesas Electronics Corporation	$2.9	5.4x	31.1x
07/26/16	Linear Technology Corporation	Analog Devices, Inc.	$13.5	9.0x	25.3x
06/15/16	QLogic Corporation	Cavium, Inc.	$1.0	2.1x	14.9x
01/19/16	Atmel Corporation	Microchip Technology Incorporated	$3.4	2.9x	21.7x
11/24/15	PMC-Sierra, Inc.	Microsemi Corporation	$2.3	4.2x	18.6x
11/18/15	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	$2.4	1.7x	20.9x
06/01/15	Altera Corporation	Intel Corporation	$13.7	7.7x	35.6x
05/28/15	Broadcom Corporation	Avago Technologies Limited	$31.3	3.6x	15.0x
04/30/15	OmniVision Technologies, Inc.	Investor Group	$1.2	1.0x	22.0x
03/01/15	Freescale Semiconductor, Ltd.	NXP Semiconductors N.V.	$16.8	3.4x	16.7x
12/01/14	Spansion Inc.	Cypress Semiconductor Corporation	$1.9	1.5x	16.8x
10/15/14	CSR plc	QUALCOMM Incorporated	$2.2	2.8x	27.1x
08/20/14	International Rectifier Corporation	Infineon Technologies AG	$2.4	2.0x	22.3x
06/09/14	Hittite Microwave Corporation	Analog Devices, Inc.	$2.0	6.5x	28.6x
02/24/14	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	$1.6	1.8x	32.4x
12/16/13	LSI Corporation	Avago Technologies Limited	$6.5	2.7x	17.1x
07/12/13	Spreadtrum Communications, Inc.	Tsinghua Holdings Co., Ltd.	$1.6	1.5x	10.6x
06/22/12	MStar Semiconductor, Inc.	MediaTek Inc.	$3.0	2.1x	15.9x
09/12/11	NetLogic Microsystems, Inc.	Broadcom Corporation	$3.8	8.3x	29.2x
04/04/11	National Semiconductor Corporation	Texas Instruments Incorporated	$6.6	4.4x	18.8x
01/05/11	Atheros Communications, Inc.	QUALCOMM Incorporated	$3.1	3.4x	23.5x

Cautionary Note Regarding Forward-Looking Statements

This Supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Synaptics’ current expectations, estimates and projections about the expected date of closing of the Merger and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Synaptics, all of which are subject to change.  Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology that convey uncertainty of future events or outcomes.

These forward-looking statements involve known and unknown risks and uncertainties, which may cause Synaptics’ actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the Merger are not satisfied, including the risk that required approvals from regulators or the stockholders of Synaptics for the Merger are not obtained; (2) litigation relating to the Merger; (3) uncertainties as to the timing of the consummation of the Merger and the ability of each party to consummate the Merger; (4) risks that the Merger disrupts the current plans and operations of Synaptics, including restrictions during the pendency of the Merger that may impact the ability to pursue certain business opportunities or strategic transactions; (5) the ability of Synaptics to retain and hire key personnel; (6) competitive responses to the Merger; (7) unexpected costs, charges or expenses resulting from the Merger; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (9) legislative, regulatory and economic developments; and (10) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Synaptics’ response to any of the aforementioned factors. These risks, as well as other risks associated with the Merger, are more fully discussed in the Definitive Proxy Statement. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Synaptics’ overall business, including those more fully described in Synaptics’ filings with the SEC including its annual report on Form 10-K for the fiscal year ended June 27, 2026, and its quarterly reports filed on Form 10-Q for the current fiscal year. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Synaptics nor its management undertakes any obligation to update or revise any forward-looking statements.

Important Additional Information about the Transaction and Where To Find It

In connection with the Merger, Synaptics filed with the SEC the Definitive Proxy Statement on October 19, 2026, relating to the Special Meeting scheduled for November 17, 2026, which has been sent or provided to Synaptics stockholders entitled to vote at the Special Meeting. Synaptics may also file other documents with the SEC regarding the Merger. This Supplement is not a substitute for the Definitive Proxy Statement or any other document which Synaptics may file with the SEC in connection with the Merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. You may obtain copies of all documents filed with the SEC regarding the Merger, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and stockholders will are able to obtain free copies of the Definitive Proxy Statement and other documents filed with the SEC by Synaptics on Synaptics Investor Relations at https://investor.synaptics.com/.

Participants in the Solicitation

Synaptics, onsemi, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Synaptics stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Synaptics stockholders in connection with the Merger, and a description of their direct and indirect interests, by security holdings or otherwise, are set forth in the Definitive Proxy Statement.